Exhibit 99.1

For Immediate Release

Aquinox Pharmaceuticals Announces First Quarter 2016 Financial Results

Vancouver, British Columbia – May 10, 2016 – (GLOBE NEWSWIRE) – Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, today provided a corporate update and reported financial results for the first quarter ending March 31, 2016.

“We have now submitted our first planned Phase 3 clinical trial protocol to the FDA and continue to anticipate initiating enrollment in the third quarter of this year,” said David Main, President & CEO of Aquinox. “Our facilities in San Bruno, CA are now fully operational and we continue to add key personnel for our development and planned commercial activities. We are proceeding on budget, confident that our cash will carry us through topline data from our first planned Phase 3 trial.”

Business Highlights

Submission of our First Phase 3 Clinical Trial Protocol to the FDA. Aquinox has submitted to the FDA its protocol for the planned Phase 3 trial with AQX-1125 for the treatment of pain and urinary symptoms in patients suffering from interstitial cystitis/bladder pain syndrome (IC/BPS).

Meeting and Recommendations from the European Medicines Agency (EMA). Aquinox met with the EMA in March 2016 to discuss plans for development of AQX-1125 in the treatment of patients with IC/BPS and has since received feedback from the EMA including recommendations regarding proposed Phase 3 trial design. The recommendations received from the EMA are generally consistent with minutes received from the FDA following our meeting in December 2015. Similar to the U.S., we are preparing to submit our protocol and supporting documents with a number of health authorities in Europe to conduct our first Phase 3 clinical trial.

Presentation of LEADERSHIP 201 Data at EAU and AUA. Results from the LEADERSHIP 201 trial were recently presented at the European Association of Urology Conference in Munich on March 11-15, 2016 and in moderated poster sessions at the American Association of Urology meeting held in San Diego, CA from May 6-10, 2016.

LEADERSHIP 201 Results Accepted for Publication in the Journal of Urology. The results from the LEADERSHIP 201 trial have been accepted for publication in an upcoming issue of the peer-reviewed Journal of Urology. Lead authored by Dr. Curtis Nickel, the publication is entitled “A Phase II Study of Efficacy and Safety of a Novel, Oral SHIP1 Activator, AQX-1125, in Subjects with Moderate to Severe Interstitial Cystitis/Bladder Pain Syndrome (IC/BPS)” and is now available for viewing online.

New Facilities in San Bruno, CA and Expansion of Vancouver, BC Offices. To accommodate continued growth and increasing operational, regulatory and commercial development activities, Aquinox has opened new offices in San Bruno, CA and will be expanding its existing offices in Vancouver, BC.

Summary of Financial Results

Cash Position. Cash, cash equivalents, short-term and long-term investments totaled $107.3 million as of March 31, 2016, compared to $112.9 million as of December 31, 2015. This decrease was primarily driven by the ongoing advancement of AQX-1125 towards initiation of our first Phase 3 clinical trial. Aquinox expects its cash, cash equivalents, short-term and long-term investments to be sufficient to complete the first planned Phase 3 clinical trial in IC/BPS with AQX-1125 as well as supportive activities related to manufacturing, toxicology and additional clinical development.

R&D Expenses. Research and development expenses for the first quarter of 2016 increased to $4.9 million from $4.6 million in the first quarter of 2015. This increase was primarily driven by increased expenditures on clinical activities as we progress towards the initiation of our Phase 3 clinical trial of AQX-1125 in IC/BPS.

G&A Expenses. General and administrative expenses for the first quarter of 2016 increased to $2.0 million from $1.5 million in the first quarter 2015. This increase was primarily driven by higher personnel related costs and the establishment of an office in San Bruno, CA

Net Loss. Net loss for the first quarter of 2016 was $6.7 million compared to a net loss of $6.4 million for the first quarter of 2015. This increase was primarily driven by increased operating expenditures offset by a reduction in the foreign exchange losses.

About Interstitial Cystitis/Bladder Pain Syndrome (IC/BPS)

IC/BPS is a chronic inflammatory bladder disease characterized by pelvic pain and increased urinary urgency and/or frequency. For many sufferers, these symptoms are severe and adversely affect all major aspects of their lives, including overall physical and emotional health, employment, social and intimate relationships, and leisure activities. While the cause of the disease remains largely unknown, erosion of the bladder lining is thought to be a significant contributor. IC/BPS is estimated to affect between 5 and 12 million people in the United States. Most IC/BPS patients continue to suffer this debilitating condition, despite treatment with existing therapies. Most current therapies and those in development are focused solely on symptomatic relief of IC/BPS. Aquinox believes new and innovative therapies that target the underlying disease in order to reduce the chronic pain and urinary symptoms are needed.

About the LEADERSHIP 201 Trial

The LEADERSHIP 201 trial was a multicenter, randomized, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of 200 mg oral, once daily AQX-1125 to reduce pain in female patients with IC/BPS. The primary endpoint was to measure the difference in the change from baseline in the average daily bladder pain score based on an 11-point numeric rating scale (NRS) at six weeks recorded by electronic diary. Results demonstrated a positive trend in the primary endpoint and statistically significant changes on secondary endpoints including both pain and urinary symptoms. A total of 69 subjects were enrolled. For more information on the LEADERSHIP 201 trial, please visit http://www.clinicaltrials.gov.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signalling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties for once daily oral administration in multiple preclinical studies and seven completed clinical trials. Aquinox completed a successful Phase 2 clinical trial with AQX-1125 for the treatment of IC/BPS in 2015 and anticipates initiation of a Phase 3 trial with AQX-1125 in IC/BPS in the third quarter of 2016.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX-1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. With a successful Phase 2 clinical trial completed in 2015, Aquinox plans to initiate a Phase 3 trial in 2016 with AQX-1125 for treatment of IC/BPS. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the planning for, and timing of, our planned Phase 3 clinical trials in IC/BPS; potential market opportunities for AQX-1125; and our projected cash position. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; as an organization, we have never conducted a pivotal clinical trial before; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; reaching agreement on design of pivotal trials with regulatory authorities and our expectations regarding the potential safety, efficacy or clinical utility of AQX- 1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Info:

Brendan Payne

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com

Gitanjali Ogawa

Vice President

The Trout Group

646-378-2949

Gogawa@troutgroup.com

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated balance sheets

(Unaudited)

(In thousands of U.S. dollars)

	MARCH 31, 2016	DECEMBER 31, 2015
Assets
Cash, cash equivalents, short-term and long-term investments	$107,338	$112,940
Other current assets	772	314
Other long-term assets	104	89

Total assets	$108,214	$113,343

Liabilities
Current liabilities	$5,723	$4,792
Non-current liabilities	106	131

Total liabilities	$5,829	$4,923

Stockholders’ equity	102,385	108,420

Total liabilities and stockholders’ equity	$108,214	$113,343

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated statements of operations

(Unaudited)

(In thousands of U.S. dollars, except per share and share amounts)

	THREE MONTHS ENDED MARCH 31,
	2016	2015
Operating expenses
Research and development	$4,881	$4,567
General and administrative	1,953	1,472

Total operating expenses	6,834	6,039
Other income (expenses)	123	(373)

Net loss before income taxes	(6,711)	(6,412)

Net loss	$(6,711)	$(6,412)

Net loss per common stock—basic and diluted	$(0.39)	$(0.60)
Basic and diluted weighted average common stock outstanding	17,211,986	10,711,967